EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made as of this 01 day of January, 2020 (the "Effective Date") by and between Magen McGahee ("Employee") and Galaxy Next Generation, Inc ("Employer"), (each, a "Party" and collectively, the "Parties"). The Parties agree and covenant to be bound by the terms set forth in this Agreement as follows:

1. Employment. Employer shall employ Employee as a Chief Finance Officer/ Chief Operation Officer on a full time basis under this Agreement. In this capacity, Employee shall have the following duties and undertake the following responsibilities:

- The chief operating officer (COO) is a senior executive tasked with overseeing the day-to-day administrative and operational functions of a business.
- The COO typically reports directly to the chief executive officer (CEO) and is considered to be second in the chain of command.
- Depending on the CEO's preference, the COO often handles a company's internal affairs, while the CEO functions as the public face of the company, and thereby handles all outward-facing communication.
- The mentor, who is hired to counsel younger or newer company team members.
- The partner COO, who is brought in as the CEO's right-hand person.
- The ability to anticipate financial management issues and address them is an essential character trait in creating wealth for the company.
- Written and oral communication skills are an essential quality for a CFO, as they must be able to effectively communicate the financial health of the company to all stakeholders.
- The ability to make decisions on behalf of the company with confidence and assertiveness are good character traits for a successful CFO.
- With the Sarbanes-Oxley Act of 2002 that requires CFO's to sign off on financial statements and internal control systems confirming their accuracy it is essential for the CFO's to know the Generally Accepted Accounting Principles (GAAP) and SEC regulations that are relevant to their business.
- A deep understanding of business is a must because a good CFO is more than just a "numbers guy." He should immerse himself in the operations of the company have a macro view of the numbers, drivers and pains relating to Sales & Marketing, R&D, Service providers, Vendors, etc.
- The willingness to try new things and take calculated risks to grow the business and improve the financial position of the company.
- The ability to set goals that are specific, measurable, achievable, relevant and traceable is a good trait which helps a successful CFO manage the expectations of the company's stakeholders- employees, investors, board of directors, analysts- as well as direct the financial operations of the company.

Employee shall perform such other duties as are customarily performed by other persons in similar positions, including other duties as may arise from time to time and as may be assigned.

2. Performance of Duties. Employee shall perform assigned duties and responsibilities in a professional manner, in good faith, and to the best of Employee's skills, abilities, talents and experience.

3. Term. Employee's employment under this Agreement shall begin on January 01, 2020 and will terminate on December 31, 2021.

4. Compensation.

A. Base Salary. As compensation for the services provided by Employee under this Agreement, Employer will pay Employee $250,000.00 per year. The amount will be paid to Employee twice a month on the 1st and 15th of the month. Employer shall deduct or withhold any and all federal income and social security taxes and state or local taxes as required by law.

B. Overtime. Employee shall not receive overtime compensation for services performed as a salaried or exempt employee.

C. Additional Compensation. Employee shall also be entitled to additional compensation for services rendered under this Agreement on the following basis: In terms with company profitability and revenue growth. Any additional compensation or bonuses paid to Employee shall be paid at the sole discretion of Employer.

5. Expenses. Employer will reimburse Employee for the following reasonable out-of-pocket expenses incurred in furthering Employer's businesses, after Employee provides an itemized account of expenditures pursuant to Employer policy:

- entertainment
- travel
- meals
- mobile phone
- Any and all other related work expenses

6. Work Location. Employee will primarily perform their employment duties at 285 Big A Rd Toccoa GA, Toccoa, GA 30577 between the hours of Not Defined Not Defined.

7. Employee Benefits. Both parties will comply with Employer policy regarding employee benefits or as required by law.

(A) Paid Time Off. Employee shall be entitled to paid time off in the amount of zero (0) days per year.

(B). Sick Leave. Employee shall be entitled to paid sick leave of up to zero (0) days per year.

(C) Personal Leave. Employee shall be entitled to paid personal leave of up to zero (0) days per year.

(D) Other.
- Issuance of company preferred voting stock in conjunction with issuance to CFO to maintain more than 50% voting right.

Please refer to Employer's Employee Handbook for more specifics regarding employee benefits.

8. Confidentiality.

A. Confidential and Proprietary Information. In the course of employment, Employee will be exposed to confidential and proprietary information of Employer. Confidential and proprietary information shall mean any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information relating to development and plans, marketing strategies, finance, operations, systems, proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, data, databases, inventions, know-how, trade secrets, customer lists, customer relationships, customer profiles, supplier lists, supplier relationships, supplier profiles, pricing, sales estimates, business plans and internal performance results relating to the past, present or future business activities, technical information, design, process, procedure, formula, or improvement, which Employer considers confidential and proprietary. Employee acknowledges and agrees that the confidential and proprietary information is valuable property of Employer, developed over a long period of time at substantial expense and that it is worthy of protection.

B. Confidentiality Obligations. Except as otherwise expressly permitted in this Agreement, Employee shall not disclose or use in any manner, directly or indirectly, any confidential and proprietary information either during the term of this Agreement or at any time thereafter, except as required to perform their duties and responsibilities or with Employer's prior written consent.

C. Rights in Confidential and Proprietary Information. All ideas, concepts, work product, information, written material or other confidential and proprietary information disclosed to Employee by Employer (i) are and shall remain the sole and exclusive property of Employer, and (ii) are disclosed or permitted to be acquired by Employee solely in reliance on Employee's agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Employer's business. Except as expressly provided herein, this Agreement does not confer any right, license, ownership or other interest or title in, to or under the confidential and proprietary information to Employee.

D. Irreparable Harm. Employee acknowledges that use or disclosure of any confidential and proprietary information in a manner inconsistent with this Agreement will give rise to irreparable injury for which damages would not be an adequate remedy. Accordingly, in addition to any other legal remedies which may be available at law or in equity, Employer shall be entitled to equitable or injunctive relief against the unauthorized use or disclosure of confidential and proprietary information. Employer shall be entitled to pursue any other legally permissible remedy available as a result of such breach, including but not limited to damages, both direct and consequential. In any action brought by Employer under this Section, Employer shall be entitled to recover its attorney's fees and costs from Employee.

9. Ownership of Work Product. The Parties agree that all work product, information or other materials created and developed by Employee in connection with the performance of duties and responsibilities under this Agreement and any resulting intellectual property rights are the sole and exclusive property of Employer.

10. Termination. This Agreement may be terminated immediately by Employer for cause or in the event Employee violates any provision of this Agreement. Employee may terminate this Agreement and the employment at any time by giving thirty (30) days' notice in writing to Employer.

If Employee's employment is terminated other than for cause, Employee shall be entitled to severance in the amount of 6 months at 12,000/month.

During the notice period, Employee and Employer agree to continue diligently fulfilling their duties and obligations in good faith with best efforts. At the time of termination, Employee agrees to return all Employer property, including but not limited to computers, cell-phones, and any other electronic devices. Employee shall reimburse Employer for any Employer property lost or damaged in an amount equal to the market price of such property.

The rights and obligations of the Parties set forth in Non-Compete, Confidentiality, Ownership of Work Product, Termination and Miscellaneous are intended to survive termination, and will survive termination of this Agreement.

11. Miscellaneous.

A. Authority to Contract. Employee acknowledges and agrees that Employee does not have authority to enter into any binding contracts or commitments for or on behalf of Employer without first obtaining the prior written consent of Employer.

B. Governing Law. The terms of this Agreement shall be governed exclusively by the laws of the State of Georgia (not including its conflicts of law provisions). Any dispute arising from this Agreement shall be resolved through mediation.

C. Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the Parties and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both of the Parties.

D. Notices. Any notice or other communication given or made to either Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that Party may subsequently designate by notice and shall be deemed given on the date of delivery.

E. Waiver. Neither Party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing.

Waiver by either Party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any subsequent or other breach or violation.

F. Further Assurances. At the request of one Party, the other Party shall execute and deliver such other documents and take such other actions as may be reasonably necessary to give effect the terms of this Agreement.

G. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement.

H. No Assignment. The interests of Employee are personal to Employee and cannot be assigned.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

	Magen McGahee
Employee's Signature	**Employee's** Full Name
	Galaxy Next Generation, Inc
Employer's Signature	**Employer's** Full Name/Representative & Title

GENERAL INSTRUCTIONS

WHAT IS AN EMPLOYMENT AGREEMENT?

An Employment Agreement memorializes a legal business relationship between two parties — the Employer and the Employee. The employee is being hired to perform a certain set of functions and responsibilities, and the employer often provides resources and training for the employee to succeed. An Employment Agreement further confirms that the person being hired is an employee for legal and tax purposes.

WHAT SHOULD BE INCLUDED?

A simple Employment Agreement will identify the following basic elements:

• Employee: name of person being hired to work.
• Employer: name of company hiring the employee.
• Position: title and description of role and responsibilities of employee.
• Compensation: amount of money paid per hour, week, or monthly, and any commission.
• Hiring Date: when the employee will start working for the employer.
• Term: at will, indefinite, or fixed amount of time the employee is expected to work.
• Benefits: include details about liability protection, disability protection, health insurance, vacation, sick days, paid time off (PTO), maternity leave, and any other perks.

WHY USE AN EMPLOYMENT AGREEMENT?

Without a written Employment Agreement, an at will employment contract is usually implied. In other words, the employee is free to quit at any time, and the employer is free to fire at any time. Once a Contract of Employment is signed, the "covenant of good faith and fair dealing" kicks in and employers must treat employees fairly.

Employment laws protect employees from being fired without a good reason and ensures they are paid according to the terms of the contract for employment. If disagreements arise in the future, a written Contract of Employment allows both parties to remember the details originally agreed to at the beginning of the working relationship.

Written Contracts of Employment also help employers by requiring employees to give a certain amount of notice before leaving so they can help hire or train their replacement. By documenting clear expectations and job responsibilities, an Employment Agreement allows employers to discipline and fire employees who do not meet those work performance standards.

PROVISIONS THAT MAY BE INCLUDE

A Contract of Employment may include one of these additional provisions:

Confidentiality: trade secrets, client lists, and sensitive information cannot be shared while working for this employer or future employers.

Non-compete: the employee will not work for competing companies or compete with the employer if they leave, including misusing confidential information.

Non-solicitation: employees may not recruit other co-workers to join them when they leave or ask a company's clients or customers to follow them to their new company. If you live in California, Montana, North Dakota, and Oklahoma, however, restrictive covenants are not allowed and employees are allowed to work for competitors.

Reimbursements: company will pay back employee for expenses related to the job like a cell phone, business travel, or relocation.

Termination: reasons why the employee relationship may be ended.

Work for Hire: anything created by the employee at work belongs to the company.